Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Revolutionary Concepts, Inc.

We have issued our report dated March 31, 2009, accompanying the financial statements for the period ended from the date of inception March 12, 2004 to December 31, 2008 of Revolutionary Concepts, Inc. included in Form 10-K.  We hereby consent to the use of the aforementioned report in the Form 10-K.

/s/ Gregory Lance Lamb
Gregory Lance Lamb, CPA
April 14, 2009